Exhibit 99.1

Lands’ End Announces Second Quarter Fiscal 2023 Results

DODGEVILLE, Wis., August 31, 2023 (GLOBE NEWSWIRE) – Lands’ End, Inc. (NASDAQ: LE) today announced financial results for the second quarter ended July 28, 2023.

Andrew McLean, Chief Executive Officer, stated, “Our strong second quarter was characterized by a return to operating disciplines with a solutions focus on the customer. That resulted in a significant 220 basis point year-over-year improvement in gross margin, a 30% year-over-year reduction in our inventory position and Adjusted EBITDA in line with the prior year and guidance. Significantly, our cash provided by operations turned positive with a favorable $172 million improvement over the prior year. Newness, customer acceptance and results all benefit from our more disciplined inventory management approach which is continuing into the second half of 2023. Going forward, our brand is focused on exceeding customer expectations, prioritizing profitable demand and creating long-term shareholder value.”

Second Quarter Financial Highlights

•
For the second quarter, net revenue decreased 7.9% to $323.3 million compared to $351.2 million in the second quarter of fiscal 2022.
•
Global eCommerce net revenue was $218.7 million, a decrease of 8.7% from $239.7 million in the second quarter of fiscal 2022. Second quarter of fiscal 2022 included Lands’ End Japan net revenue of $7.6 million. Lands’ End Japan closed at the end of fiscal 2022. Excluding Lands’ End Japan in the second quarter of fiscal 2022, Global eCommerce net revenue decreased 5.8%.
•
Compared to second quarter of fiscal 2022, U.S. eCommerce net revenue decreased 3.6% primarily driven by continued promotional productivity within swim and adjacent product categories more than offset by lower markdown inventory sales.
•
Compared to second quarter of fiscal 2022, which included the results of Lands’ End Japan, International eCommerce net revenue decreased 37.3%.
•
Compared to second quarter of fiscal 2022, Europe eCommerce net revenue decreased 20.8% primarily driven by assortment editing with a focus on key categories, reduced markdown inventory sales and continued macroeconomic challenges.
•
Outfitters net revenue was $68.0 million, a decrease of 3.8% from $70.7 million in the second quarter of fiscal 2022, primarily driven by the conclusion of the Delta Air Lines contract in the first quarter 2023 partially offset by school uniform revenue increasing high single-digits year-over-year. Excluding the $4.9 million difference year-over-year from the Delta Air Lines business, revenue for the Outfitters business increased by 3.5%.
•
Third Party net revenue was $24.4 million, a decrease of 10.6% from $27.3 million in the second quarter of fiscal 2022, primarily attributed to weaker than expected online demand performance at Kohl’s partially offset by continued growth of marketplace sales through Target, Macy’s and Amazon.

•
Gross profit was $139.6 million, a decrease of $4.4 million or 3.1% from $144.0 million during the second quarter of fiscal 2022. Gross margin increased approximately 220 basis points to 43.2%, compared to 41.0% in second quarter of fiscal 2022. The Gross margin improvement was primarily driven by the strength in the swim and adjacent product categories across the channels, reduction in markdown inventory and improvements in supply chain costs in the second quarter of fiscal 2023 compared to the prior year.

•
Selling and administrative expenses decreased $4.7 million to $123.9 million or 38.3% of net revenue, compared to $128.6 million or 36.6% of net revenue in second quarter of fiscal 2022. The approximately 170 basis points increase was driven by deleveraging from lower revenues, partially offset by lower digital marketing spend and continued cost controls.

•
Net loss was $8.0 million, or $0.25 loss per diluted share. This compares to Net loss of $2.2 million or $0.07 loss per diluted share in the second quarter of fiscal 2022.

•
Adjusted EBITDA was $15.8 million in both the second quarter of fiscal 2023 and the second quarter of fiscal 2022.

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents were $26.6 million as of July 28, 2023, compared to $23.5 million as of July 29, 2022.

Inventories, net, was $396.1 million as of July 28, 2023, and $569.2 million as of July 29, 2022. The 30.4% decrease in inventory was driven by the actions the Company has taken to leverage normalized supply chain lead times to receive spring and summer inventory closer to the selling season.

Net cash provided by operations was $54.8 million for the 26 weeks ended July 28, 2023, compared to net cash used in operations of $117.5 million for the 26 weeks ended July 29, 2022. The $172.3 million improvement in cash provided by operating activities was primarily due to the year-over-year improvement in inventory flow and productivity.

As of July 28, 2023, the Company had $70.0 million of borrowings outstanding and $128.8 million of availability under its ABL Facility, compared to $135.0 million of borrowings and $126.2 million of availability as of July 29, 2022. Additionally, as of July 28, 2023, the Company had $237.2 million of term loan debt outstanding compared to $250.9 million of term loan debt outstanding as of July 29, 2022.

During the second quarter, the Company repurchased $3.0 million of the Company’s common stock under its previously announced share repurchase program. As of July 28, 2023, additional purchases of up to $34.8 million could be made under the program through February 2, 2024.

Outlook

For the third quarter of fiscal 2023 the Company expects:

•
Net revenue to be between $340.0 million and $355.0 million.
•
Net loss to be between $6.5 million and $4.0 million and diluted loss per share to be between $0.20 and $0.13.
•
Adjusted EBITDA in the range of $13.0 million to $16.0 million.

For fiscal 2023 the Company now expects:

•
Net revenue to be between $1.50 billion and $1.55 billion.
•
Net (loss) income to be between $(4.5) million and $1.0 million, and diluted (loss) earnings per share to be between $(0.14) and $0.03.
•
Adjusted EBITDA in the range of $77.0 million to $84.0 million.
•
Capital expenditures of approximately $35.0 million.

Conference Call

The Company will host a conference call on Thursday, August 31, 2023, at 8:30 a.m. ET to review its second quarter financial results and related matters. The call may be accessed through the Investor Relations section of the Company’s website at http://investors.landsend.com.

About Lands’ End, Inc.

Lands’ End, Inc. (NASDAQ:LE) is a leading digital retailer of casual clothing, swimwear, outerwear, accessories, footwear, home products and uniform solutions. We offer products online at www.landsend.com, through our own Company Operated stores and through third-party distribution channels. We are a classic American lifestyle brand with a passion for quality, legendary service and real value. We seek to deliver timeless style for women, men, kids and the home. We also offer products to businesses and schools, for their employees and students, through the Outfitters distribution channel.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding the expected continuation of the Company’s more disciplined inventory management approach and its impact on newness, customer acceptance and results; the Company’s focus on exceeding customer expectations, prioritizing and realizing profitable demand and creating long-term shareholder value; and the Company’s outlook and expectations as to net revenue, net income/loss, earnings/loss per share and Adjusted EBITDA for the third quarter of fiscal 2023 and for the full year of fiscal 2023, and capital expenditures for fiscal 2023. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: global supply chain challenges in the recent past have resulted in a significant increase in inbound transportation costs and delays in receiving product; disruption in the Company’s supply chain, including with respect to its distribution centers, third-party manufacturing partners and logistics partners, caused by limits in freight capacity, increases in transportation costs, port congestion, other logistics constraints, and closure of certain manufacturing facilities and production lines due to public health crises and other global economic conditions; the impact of global economic conditions, including inflation, on consumer discretionary spending; the impact of public health crises on operations, customer demand and the Company’s supply chain, as well as its consolidated results of operation, financial position and cash flows; the Company may be unsuccessful in implementing its strategic initiatives, or its initiatives may not have their desired impact on its business; the Company’s ability to obtain additional financing on commercially acceptable terms or at all, including, the condition of the lending and debt markets, as the Company seeks to refinance its term loan; the Company’s ability to offer merchandise and services that customers want to purchase; changes in customer preference from the Company’s branded merchandise; the Company’s results may be materially impacted if tariffs on imports to the United States increase and it is unable to offset the increased costs from current or future tariffs through pricing negotiations with its vendor base, moving production out of countries impacted by the tariffs, passing through a portion of the cost increases to the customer, or other savings opportunities; customers’ use of the Company’s digital platform, including customer acceptance of its efforts to enhance its eCommerce websites, including the Outfitters website; customer response to the Company’s marketing efforts across all types of media; the Company’s maintenance of a robust customer list; the Company’s retail store strategy may be unsuccessful; the Company’s Third Party channel may not develop as planned or have its desired impact; the Company’s dependence on information technology and a failure of information technology systems, including with respect to its eCommerce operations, or an inability to upgrade or adapt its systems; fluctuations and increases in costs of raw materials as well as fluctuations in other production and distribution-related costs; impairment of the Company’s relationships with its vendors; the Company’s failure to maintain the security of customer, employee or company information; the risk of cybersecurity events and their impact on the Company; the Company’s failure to compete effectively in the apparel industry; legal, regulatory, economic and political risks associated with international trade and those markets in which the Company conducts business and sources its merchandise; the Company’s failure to protect or preserve the image of its brands and its intellectual property rights; increases in postage, paper and printing costs; failure by third parties who provide the Company with services in connection with certain aspects of its business to perform their obligations; the Company’s failure to timely and effectively obtain shipments of products from its vendors and deliver merchandise to its customers; reliance on promotions and markdowns to encourage customer purchases; the Company’s failure to efficiently manage inventory levels; unseasonal or severe weather conditions; the adverse effect on the Company’s reputation if its independent vendors do not use ethical business practices or comply with applicable laws and regulations; assessments for additional state taxes; incurrence of charges due to impairment of goodwill, other intangible assets and long-lived assets; the impact on the Company’s business of adverse worldwide economic and market conditions, including inflation and other economic factors that negatively impact consumer spending on discretionary items; the stock repurchase program may not be executed to the full extent within its duration, due to business or market conditions; the ability of the Company’s principal stockholders to exert substantial influence over the Company; and other risks, uncertainties and factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended January 27, 2023. The Company intends the forward-looking statements to speak only as of the time made and does not undertake to update or revise them as more information becomes available, except as required by law.

CONTACTS

Lands’ End, Inc.

Bernard McCracken

Interim Chief Financial Officer

(608) 935-9341

Investor Relations:

ICR, Inc.

Tom Filandro

(646) 277-1235

Tom.Filandro@icrinc.com

-Financial Tables Follow-

LANDS’ END, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except per share data)	July 28, 2023	July 29, 2022	January 27, 2023*
ASSETS
Current assets
Cash and cash equivalents	$26,610	$23,505	$39,557
Restricted cash	1,833	2,091	1,834
Accounts receivable, net	25,095	40,917	44,928
Inventories, net	396,087	569,174	425,513
Prepaid expenses and other current assets	43,195	39,267	44,894
Total current assets	492,820	674,954	556,726
Property and equipment, net	125,325	124,626	127,638
Operating lease right-of-use asset	29,685	32,115	30,325
Goodwill	106,700	106,700	106,700
Intangible asset	257,000	257,000	257,000
Other assets	2,949	3,760	3,759
TOTAL ASSETS	$1,014,479	$1,199,155	$1,082,148
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$13,750	$13,750	$13,750
Accounts payable	156,342	236,015	171,557
Lease liability – current	5,643	6,720	5,414
Accrued expenses and other current liabilities	100,632	101,015	106,756
Total current liabilities	276,367	357,500	297,477
Long-term borrowings under ABL Facility	70,000	135,000	100,000
Long-term debt, net	218,022	228,948	223,506
Lease liability – long-term	29,973	32,333	31,095
Deferred tax liabilities	51,066	45,516	45,953
Other liabilities	3,283	4,913	3,365
TOTAL LIABILITIES	648,711	804,210	701,396
Commitments and contingencies
STOCKHOLDERS’ EQUITY
Common stock, par value $0.01 authorized: 480,000 shares; issued and outstanding: 32,087, 33,202 and 32,626, respectively	321	332	326
Additional paid-in capital	360,091	371,245	366,181
Retained earnings	21,597	39,947	31,267
Accumulated other comprehensive loss	(16,241)	(16,579)	(17,022)
TOTAL STOCKHOLDERS’ EQUITY	365,768	394,945	380,752
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,014,479	$1,199,155	$1,082,148

*Derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 27, 2023.

LANDS’ END, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

	13 Weeks Ended		26 Weeks Ended
(in thousands, except per share data)	July 28, 2023	July 29, 2022	July 28, 2023	July 29, 2022
Net revenue	$323,363	$351,178	$632,921	$654,843
Cost of sales (excluding depreciation and amortization)	183,766	207,141	355,387	381,631
Gross profit	139,597	144,037	277,534	273,212

Selling and administrative	123,866	128,573	242,380	244,267
Depreciation and amortization	9,543	9,883	18,844	19,467
Other operating expense, net	390	39	592	39
Operating income	5,798	5,542	15,718	9,439
Interest expense	12,024	8,813	24,307	16,982
Other income, net	(169)	(166)	(356)	(328)
Loss before income taxes	(6,057)	(3,105)	(8,233)	(7,215)
Income tax expense (benefit)	1,961	(926)	1,437	(2,665)
NET LOSS	$(8,018)	$(2,179)	$(9,670)	$(4,550)
NET LOSS PER COMMON SHARE
Basic:	$(0.25)	$(0.07)	$(0.30)	$(0.14)
Diluted:	$(0.25)	$(0.07)	$(0.30)	$(0.14)

Basic weighted average common shares outstanding	32,117	33,361	32,280	33,262
Diluted weighted average common shares outstanding	32,117	33,361	32,280	33,262

Use and Definition of Non-GAAP Financial Measures

Adjusted EBITDA - In addition to our Net income (loss) determined in accordance with GAAP, for purposes of evaluating operating performance, the Company uses an Adjusted EBITDA measurement. Adjusted EBITDA is computed as Net income (loss) appearing on the Condensed Consolidated Statements of Operations net of Income tax expense/(benefit), Interest expense, Depreciation and amortization and certain significant items as set forth below. Our management uses Adjusted EBITDA to evaluate the operating performance of our business for comparable periods and as a basis for an executive compensation metric. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items.

While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance, and useful to investors, because:

•
EBITDA excludes the effects of financings, investing activities and tax structure by eliminating the effects of interest, depreciation and income tax.

•
Other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of results. We have adjusted our results for these items to make our statements more comparable and therefore more useful to investors as the items are not representative of our ongoing operations.

o
For the 13 weeks and 26 weeks ended July 28, 2023, we excluded the one-time closing costs of Lands’ End Japan KK, a subsidiary of Lands’ End, Inc., (“Lands’ End Japan”).

o
For the 13 weeks and 26 weeks ended July 28, 2023 and July 29, 2022, we excluded the respective net gain or loss on disposal of property and equipment.

o
For the 13 weeks and 26 weeks ended July 28, 2023 and July 29, 2022, we excluded the amortization of transaction related costs associated with the Third Party distribution channel and other miscellaneous expenses.

Reconciliation of Non-GAAP Financial Information to GAAP

(Unaudited)

The following table sets forth, for the periods indicated, selected income statement data, both in dollars and as a percentage of Net revenue:

	13 Weeks Ended
(in thousands)	July 28, 2023		July 29, 2022
Net loss	$(8,018)	(2.5)%	$(2,179)	(0.6)%
Income tax expense (benefit)	1,961	0.6%	(926)	(0.3)%
Other income, net	(169)	(0.1)%	(166)	(0.0)%
Interest expense	12,024	3.7%	8,813	2.5%
Operating income	5,798	1.8%	5,542	1.6%
Depreciation and amortization	9,543	3.0%	9,883	2.8%
Lands' End Japan closure	23	0.0%	—	—%
(Gain) loss on disposal of property and equipment	(23)	(0.0)%	39	0.0%
Other	484	0.1%	344	0.1%
Adjusted EBITDA	$15,825	4.9%	$15,808	4.5%

	26 Weeks Ended
(in thousands)	July 28, 2023		July 29, 2022
Net loss	$(9,670)	(1.5)%	$(4,550)	(0.7)%
Income tax expense (benefit)	1,437	0.2%	(2,665)	(0.4)%
Other income, net	(356)	(0.1)%	(328)	(0.1)%
Interest expense	24,307	3.8%	16,982	2.6%
Operating income	15,718	2.5%	9,439	1.4%
Depreciation and amortization	18,844	3.0%	19,467	3.0%
Landsʼ End Japan closure	99	0.0%	—	—%
Loss on disposal of property and equipment	100	0.0%	39	0.0%
Other	579	0.1%	688	0.1%
Adjusted EBITDA	$35,340	5.6%	$29,633	4.5%

Third Quarter Fiscal 2023 Guidance	13 Weeks Ended
(in millions)	October 27, 2023
Net loss	$6.5	—	$4.0
Depreciation, interest, other income, taxes and other adjustments	19.5	—	20.0
Adjusted EBITDA	$13.0	—	$16.0

Fiscal 2023 Guidance	53 Weeks Ended
(in millions)	February 2, 2024
Net (loss) income	$(4.5)	—	$1.0
Depreciation, interest, other income, taxes and other adjustments	81.5	—	83.0
Adjusted EBITDA	$77.0	—	$84.0

LANDS’ END, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	26 Weeks Ended
(in thousands)	July 28, 2023	July 29, 2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(9,670)	$(4,550)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	18,844	19,467
Amortization of debt issuance costs	1,634	1,546
Loss on disposal of property and equipment	100	39
Stock-based compensation	1,893	3,403
Deferred income taxes	4,905	372
Other	(255)	(374)
Change in operating assets and liabilities:
Accounts receivable, net	19,861	8,292
Inventories, net	30,427	(190,885)
Accounts payable	(8,988)	91,370
Other operating assets	2,354	(2,105)
Other operating liabilities	(6,278)	(44,100)
Net cash provided by (used in) operating activities	54,827	(117,525)
CASH FLOWS FROM INVESTING ACTIVITIES
Sales of property and equipment	—	87
Purchases of property and equipment	(22,862)	(14,863)
Net cash used in investing activities	(22,862)	(14,776)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings under ABL Facility	118,000	141,000
Payments of borrowings under ABL Facility	(148,000)	(6,000)
Payments on term loan	(6,875)	(6,875)
Payments of debt issuance costs	(45)	—
Payments for taxes related to net share settlement of equity awards	(1,199)	(4,310)
Purchases and retirement of common stock	(6,789)	(2,357)
Net cash (used in) provided by financing activities	(44,908)	121,458
Effects of exchange rate changes on cash, cash equivalents and restricted cash	(5)	304
NET DECREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(12,948)	(10,539)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD	41,391	36,135
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$28,443	$25,596
SUPPLEMENTAL CASH FLOW DATA
Unpaid liability to acquire property and equipment	$3,551	$2,914
Income taxes paid (refunded)	$(298)	$4,013
Interest paid	$22,138	$16,661
Operating lease right-of-use-assets obtained in exchange for lease liabilities	$1,542	$3,902